Exhibit 99.1

Important Notice to Directors and Certain Officers Concerning Your Ability to

Buy and Sell Company Stock

Date of Notice: 11/21/2003

InterDigital Communications Corporation (the “Company”) will be changing the service provider for its Savings and Protection Plan (the “Plan”) effective January 1, 2004. In connection with this change in service provider, Plan participants will be unable to direct or diversify the investment of their Plan accounts, including amounts invested in the Company’s stock, for a period known as a “blackout period.” Participants will also be unable to obtain a loan, hardship or distribution from the Plan during the Plan blackout period. The Plan blackout period is necessary to ensure that all Plan information transfers accurately to the new service provider.

Section 306(a) of the Sarbanes-Oxley Act of 2002, with certain exceptions, prohibits directors and certain officers of an issuer of any equity security from purchasing, selling, or otherwise acquiring or transferring any equity security of the issuer during a pension plan blackout period that temporarily prevents plan participants or beneficiaries from engaging in equity securities transactions through their plan accounts. Therefore, subject to exceptions permitted under applicable law and regulations, you may not buy, sell, or otherwise acquire or transfer shares of Company stock during the Plan blackout period, which is expected to begin on December 22, 2003 and end on or before January 19, 2004.

Once the Plan’s records are received and each participant’s account is completely reconciled by the new service provider, the Plan blackout period will end. You will be notified when the Plan blackout period has ended. In the meantime, if you have any questions concerning this notice, please contact the Company’s Vice President-Human Resources at 610-878-7800, 781 Third Avenue, King of Prussia, PA 19406.